Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of JULY 5, 2013 (the “Effective Date”), by and between DaVita Healthcare Partners Inc. (“Employer”) and Garry E. Menzel (“Teammate”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer and Teammate expect that Teammate’s employment will commence on or about September 9, 2013. Teammate will serve initially in the position of Senior Vice President, Finance until the close of business on the first business day following the day on which the Company files its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 with the U. S. Securities and Exchange Commission, when Teammate will begin serving in the position of Chief Financial Officer. Employer hereby employs Teammate to serve initially as the Senior Vice President, Finance and then subsequently as the Chief Financial Officer, as described above. Teammate accepts such employment on the terms and conditions set forth in this Agreement. Teammate shall perform the duties of the Senior Vice President, Finance, the Chief Financial Officer or any additional or different duties or jobs as the Employer deems appropriate. Initially, Teammate shall work out of Denver, Colorado, although the location is subject to change to suit business needs. Teammate agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, including but not limited to providing consulting services to any investment firm, such as a hedge fund, provided however, Teammate may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties. Teammate agrees that he shall not serve on the board of directors of any not- for-profit or for-profit company without the express written approval of the Chief Executive Officer or the Board of Directors. Notwithstanding the foregoing, Employer agrees that Teammate may continue to serve on the Board of the Epilepsy Foundation. Teammate shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Teammate hereunder, Teammate shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Teammate a base salary of $510,000 per annum, less standard withholdings and authorized deductions. Teammate shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time. Employer, in its sole discretion, may increase the base salary as a result of any such review. Employer may not reduce Teammate’s base salary unless the Teammate authorizes it in writing or the Employer is reducing the base salary of other similarly-situated executives by a similar percentage.

2.2 Benefits. Teammate and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonus.

(a) Teammate shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $510,000, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any (including any amount in excess of $510,000), will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/her/its sole discretion.

(b) In deciding on the amount of the Annual Performance Bonus, if any, the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board may consider the competitive market for the services provided by employees who are performing the same or similar duties as Teammate is providing Employer and who have similar background and experience.

(c) Teammate must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Teammate is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Teammate shall not be entitled to receive such Bonus.

2.4 Signing Bonus. Employer shall pay Teammate a signing bonus in the amount of $15,000, less standard withholdings and authorized deductions, within two pay periods of Teammate’s start date.

2.5 Relocation Assistance. Employer shall provide Teammate with the relocation assistance. In consideration for DaVita’s agreement to pay these expenses (the “Relocation Costs”), Teammate agrees that if his employment is terminated (voluntarily or involuntarily) within twenty-four (24) months from the start date, Teammate shall repay DaVita a pro-rated amount of the Relocation Costs. The calculation of the pro-rated amount will be as follows: (Amount of the Relocation Costs divided by 24) multiplied by (24 minus the number of months since the start date).

2.6 Vacation. Teammate shall have vacation, subject to the approval of the Chief Executive Officer.

2.7 Stock Appreciation Rights. Employer shall issue a grant to Teammate of stock-settled Stock Appreciation Rights (“SSARs”) on a base number of 60,000 shares of DaVita common stock, upon approval. This grant shall have a five-year term and vest 50% on the third and fourth anniversaries of the grant date. The base price of the award shall be the closing price as reported on the New York Stock Exchange on the start date of Teammate’s employment, or

Garry E. Menzel Employment Agreement

the date the SSAR grant has been formally approved by the appropriate authorized body or Officer, whichever date is later. The terms of the SSAR grant will be reflected in a separate agreement to be signed by Employer and Teammate.

2.8 Management Share Ownership Policy. Teammate shall review and understand the terms of the Management Share Ownership Policy with respect to all equity-based awards.

2.9 Return of Compensation or other Property Received in Connection with Director, Officer, Shareholder or Similar Position. All fees, compensation, other remuneration, dividends, distributions, or other property or financial benefit received by Teammate in connection with Teammate’s position as a director, officer, member, shareholder, partner or any other similar position of any controlled or uncontrolled direct or indirect subsidiary or affiliate of Employer, or other contractual obligor to Employer or any of its subsidiaries or affiliates the obligations of which constitute revenue to Employer or any of its subsidiaries or affiliates and of which Teammate beneficially owns or has the right to acquire, directly or indirectly, 10% or more of the equity interests or has the power to vote 10% or more of the voting interests, shall belong to Employer and shall be immediately remitted to Employer. Notwithstanding the foregoing, this provision shall not apply to any amounts payable to, earned by, received by or otherwise due to Teammate as employment compensation from Employer or any of its subsidiaries or affiliates, or any dividends or other distributions received by Teammate in Teammate’s capacity as a stockholder of Employer’s ultimate parent company.

2.10 Indemnification. Employer agrees to indemnify Teammate against and in respect of any and all claims, actions, or demands, to the extent permitted by the Employer’s By-laws and applicable law.

2.11 Reimbursement. Employer also agrees to reimburse Teammate in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.12 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Teammate so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Teammate.

2.13 Possible Recoupment of Certain Compensation. Notwithstanding any other provision in this Agreement to the contrary, Teammate shall be subject to the written policies of the Board of Directors applicable to executives of the Employer, including without limitation any Board policy relating to recoupment or “claw back” of compensation, as they exist from time to time during the Teammate’s employment by the Employer and thereafter.

Garry E. Menzel Employment Agreement

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Teammate’s employment with Employer is “at will” and is terminable by Employer or by Teammate at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Teammate’s employment without advanced notice for Material Cause (as defined below). Upon termination for Material Cause, Teammate shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination. Employer may terminate the employment of Teammate for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Teammate for reasons other than for death, Material Cause, or Disability, and contingent upon Teammate’s execution of the Employer’s standard Severance and General Release Agreement within twenty-eight days of the termination of Teammate’s employment, Teammate shall be entitled to the benefits set forth in the DaVita Healthcare Partners Inc. Severance Plan for Vice President level executives, pursuant to the terms and conditions of that plan as they exist at the time of the termination of Teammate’s employment; however, in no case will the period of salary continuation provided to Teammate be less than twelve (12) months. For purposes of this provision, Teammate’s employment has been terminated when Teammate is no longer providing services for Employer after a specific date or the level of bona fide services that Teammate would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Teammate was employed for less than thirty-six months).

3.4. Voluntary Resignation. Teammate may resign from Employer at any time upon at least ninety (90) days’ advance written notice. If Teammate resigns from Employer, Teammate shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Teammate resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Good Cause Resignation After Change in Control. If Teammate resigns within sixty (60) days following a Good Cause event, and no more than twelve (12) months after a Change in Control (as those terms are defined below), and contingent upon Teammate’s execution of Employer’s standard Severance and General Release Agreement within

Garry E. Menzel Employment Agreement

twenty-eight (28) days of the termination of Teammate’s employment, Teammate shall (i) continue to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effect date of such termination, (ii) continue to receive his base salary, less standard withholdings and authorized deductions, for the eighteen (18)-month period following the termination of his employment, subject to Employer’s payroll practices and procedures, (iii) receive a lump-sum payment equal to the Bonus paid in the year prior to the termination of Teammate’s employment, pro-rated for the number of months served in the year Teammate’s employment is terminated (but not to exceed the amount of Teammate’s annual base salary at the time of Teammate’s resignation), less standard withholdings and authorized deductions, to be paid on or around the time Employer normally pays performance bonuses to other senior executives, and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms apply. Any severance shall be subject to the terms and conditions of the DaVita Healthcare Partners Inc. Severance Plan as they exist at the time of Teammate’s termination. In addition, any severance shall be conditioned on Teammate’s compliance with the Noncompetition, Nonsolicitation and Confidentiality Agreement that Teammate is executing pursuant to Section 4 of this Agreement.

3.6 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Teammate’s employment for Disability (as defined below).

3.7 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Change of Control” shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Employer (including any transaction in which the Employer becomes a wholly-owned or majority-owned subsidiary of another corporation), or (ii) any merger or consolidation or reorganization in which the Employer does not survive, or (iii) any merger or consolidation in which the Employer survives, but the shares of the Employer’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Employer after such merger or consolidation, or (iv) any transaction in which more than 50% of the Employer’s assets are sold, provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Employer for the six months prior to such transaction becomes the Chief Executive Officer or Executive Chairman of the Board of Directors of the entity that has acquired control of the Employer as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the

Garry E. Menzel Employment Agreement

transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Employer immediately prior to such transaction.

(b) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Teammate’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(c) “Good Cause” shall mean the occurrence of the following events after a Change in Control without Teammate’s express written consent: (i) Employer materially diminishes the scope of Teammate’s duties and responsibilities; or (ii) Employer materially reduces Teammate’s base compensation. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless Teammate provides notice to Employer of the existence of such condition not later than 90 days after the initial existence of such condition, and Employer shall have failed to remedy such condition within 30 days after receipt of such notice.

(d) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Teammate to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Teammate; (iv) a material breach of this Agreement; (v) any gross or willful misconduct or gross negligence by Teammate in the performance of his duties; (vi) egregious conduct by Teammate that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Teammate from participating in any federal health care program.

3.8 Notice of Termination. Any purported termination of Teammate’s employment by Employer or by Teammate shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.9 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

3.10 Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Teammate hereunder (whether pursuant to this Section 3 or any other Section) as a result of Teammate’s termination of employment is determined to constitute

Garry E. Menzel Employment Agreement

“deferred compensation” subject to Section 409A of the Internal Revenue Code, and Teammate is a “Key Teammate” under the DaVita Inc. Key Teammate Policy for 409A Arrangements at the time of Teammate’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Teammate’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Teammate’s termination of employment occurs.

Section 4: Noncompetition, Nonsolicitation, and Confidentiality. Teammate, contemporaneously herewith, shall enter into a Noncompetition, Nonsolicitation, and Confidentiality Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Teammate and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Teammate. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3. Applicable Law; Venue. This Agreement shall be governed by the laws of the State of Colorado, without regard to the principles of conflicts of laws. Both parties agree that any action relating to this Agreement shall be brought in a state or federal court of competent jurisdiction located in the State of Colorado and both parties agree to exclusive venue in the State of Colorado.

5.4 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Teammate at Teammate’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

Garry E. Menzel Employment Agreement

5.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.7 Legal Counsel. Teammate and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.9 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.10 Approval by DaVita Healthcare Partners Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Healthcare Partners Inc. as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date and year first written above.

DAVITA HEALTHCARE PARTNERS INC.		TEAMMATE / GARRY E. MENZEL

By	/s/ Kent J. Thiry	By	/s/ Garry E. Menzel
	Kent J. Thiry		Garry E. Menzel
Chief Executive Officer

Date:	7.8.13	Date:	JULY 5, 2013

Approved by DaVita HealthCare Partners Inc. as to Form:

/s/ Caitlin Moughon
Caitlin Moughon
VP, Assistant General Counsel – Labor and Employment

Garry E. Menzel Employment Agreement